Cerprobe Corporation
                        Computation of Per Share Earnings
                                   Exhibit 11
                                   (Unaudited)
                         (in thousands, except EPS data)


                                                                   Three Months Ended          Nine Months Ended
                                                                      September 30,              September 30,
                                                                  --------------------        --------------------
                                                                   1996          1995          1996          1995
                                                                  ------        ------        ------        ------
Common shares outstanding beginning of period                      4,420         4,010         4,096         3,223

Effect of Weighting Shares:
   New shares issued                                                   0             0             0           508
   Exercised employee stock options                                   88           156           185           150
   Outstanding employee stock options                                173           239           113           142
   Converted convertible preferred stock                              97             0            32             0
   Converted convertible subordinated debentures                       0             0            78             0
                                                                  ------        ------        ------        ------

Primary                                                            4,778         4,405         4,504         4,023
                                                                  ======        ======        ======        ======


Common shares outstanding beginning of period                      4,420         4,010         4,096         3,223

Effect of Weighting Shares:
   New shares issued                                                   0             0             0           508
   Exercised employee stock options                                   88           156           185           150
   Outstanding employee stock options                                174           232           118           232
   Converted convertible preferred stock                              97             0            32             0
   Outstanding convertible preferred stock                           519             0           622             0
   Outstanding convertible subordinated debentures                   485           595           517           595
   Converted convertible subordinated debentures                       0             0            78             0
                                                                  ------        ------        ------        ------

Fully diluted                                                      5,783         4,993         5,648         4,708
                                                                  ======        ======        ======        ======

Net income                                                        $  663        $  512        $2,531        $1,692
                                                                  ======        ======        ======        ======


Net income per common and common
  common equivalent shares:

Net income per share

Primary                                                             0.14          0.12          0.56          0.42
                                                                  ======        ======        ======        ======
Fully diluted                                                       0.11          0.10          0.45          0.36
                                                                  ======        ======        ======        ======